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                                                                    Exhibit (14)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting part of the Registration Statement of The Munder Funds, Inc. on Form N-14 (the "Registration Statement") of our report dated August 15, 2001, relating to the financial statements and financial highlights appearing in the June 30, 2001 Annual Reports of The Munder International NetNet Fund and the Munder NetNet Fund (two of the portfolios constituting The Munder Funds, Inc.). We further consent to the references to us under the headings "Financial Highlights" in such Proxy Statement/Prospectus and in paragraphs 4.1(i) and 4.2(h) of Exhibit A "Form of Agreement and Plan of Reorganization."

                                        Ernst & Young LLP

Boston, Massachusetts
January 14, 2001